Exhibit 5.3

[Letterhead of Barnes & Thornburg LLP]

May 20, 2010

Beazer Homes USA, Inc.

1000 Abernathy Road

Suite 1200

Atlanta, Georgia 30328

Re:	Registration Statement on Form S-3 and Sale of Senior Notes

Ladies and Gentlemen:

We have acted as counsel to (i) Beazer Homes Indiana, LLP, an Indiana limited liability partnership, (ii) Paragon Title, LLC, an Indiana limited liability company, and (iii) Trinity Homes, LLC, an Indiana limited liability company doing business as Beazer Homes (collectively, the “Guarantors”), all of which are remote subsidiaries of Beazer Homes USA, Inc., a Delaware corporation (“Beazer”), with respect to certain matters in connection with the offering by Beazer of $300,000,000 aggregate principal amount of 9.125% Senior Notes due 2018 (the “Notes”). The Notes will be issued pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-163110) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus, dated January 4, 2010 (the “Base Prospectus”), and the prospectus supplement relating to the Notes, dated May 4, 2010 (the “Prospectus Supplement” and collectively with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) of the rules and regulations promulgated under the Act. In conjunction with the issuance of the Notes, the Guarantors and certain other subsidiaries listed in the Registration Statement will issue guarantees with respect to the Notes (each individually, a “Guarantee” and, collectively, the “Guarantees”).

The Notes and the Guarantees will be issued pursuant to the Indenture, dated as of April 17, 2002 (the “Base Indenture”), by and between Beazer and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Thirteenth Supplemental Indenture, dated as of May 20, 2010 by and among Beazer, the Trustee, the Guarantor and the other guarantors signatory thereto (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

In rendering our opinions expressed below, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

In connection with this opinion letter, we have examined copies or originals of such documents, resolutions, certificates and instruments of Beazer, its direct and remote subsidiaries and the Guarantors as we have deemed necessary to form a basis for the opinions hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and other instruments and documents as we have deemed necessary to form a basis for the opinions

Beazer Homes USA, Inc.

May 20, 2010

hereinafter expressed. In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of such latter documents. With regard to certain factual matters, we have relied, without independent investigation or verification, upon certificates, statements and representations of representatives of Beazer and the Guarantors, including without limitation those factual matters included in the Registration Statement.

Based on the foregoing, we are of the opinion that:

1. Beazer Homes Indiana, LLP is a general partnership subject to the Uniform Partnership Act of the State of Indiana, became registered as an Indiana limited liability partnership pursuant to a Registration to Qualify as a Limited Liability Partnership filed with the Indiana Secretary of State on December 29, 2004, and has all requisite power and authority under Indiana law and its current partnership agreement to conduct its business and to own its properties (all as described in the Registration Statement) and to execute, deliver and perform all of its obligations under the Guarantees.

2. Each of Paragon Title, LLC and Trinity Homes, LLC is validly existing as a limited liability company under the laws of the State of Indiana and has all requisite power and authority, limited liability company or otherwise, to conduct its business and to own its properties (all as described in the Registration Statement) and to execute, deliver and perform all of its obligations under the Guarantees.

3. Each of the Guarantors has duly authorized, executed and delivered the Supplemental Indenture.

4. The execution and delivery by each of the Guarantors of the Supplemental Indenture and the Guarantees and the performance of its obligations thereunder have been duly authorized by all necessary limited liability company or limited liability partnership or other action, as applicable, and do not and will not (i) require any further consent or further approval of its managers, members or partners, as applicable, or (ii) violate any provision of any law, rule or regulation of the State of Indiana or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award of any federal or state court or governmental authority presently in effect to which such Guarantor is a named party which violation would impair its ability to perform its obligations under the Guarantees or (iii) violate its (A) current partnership agreement with respect to Beazer Homes Indiana, LLP, or (B) Articles of Organization or Operating Agreement with respect to Paragon Title, LLC or Trinity Homes, LLC.

The opinions set forth above are subject to the following qualifications and exceptions:

Counsel is a member of the Bar of the State of Indiana. In rendering the foregoing opinions we express no opinion as to the effect (if any) of laws of any jurisdiction except those of the State of Indiana. This opinion letter has been prepared for your use in connection with the Registration Statement, the Supplemental Indenture and the Guarantees and may not be relied

Beazer Homes USA, Inc.

May 20, 2010

upon for any other purpose. This opinion speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated as of the date hereof filed by the Company and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Barnes & Thornburg LLP
Barnes & Thornburg LLP